Exhibit 99.1

Speedway Motorsports Reports Record Results For The Three and Six Months
                          Ended June 30, 2005

    CONCORD, N.C.--(BUSINESS WIRE)--Aug. 3, 2005--Speedway Motorsports, Inc. (SMI) (NYSE:TRK) today reported record results for the three and six months ended June 30, 2005. Second quarter 2005 results include total revenues of $216.2 million, net income of $55.5 million and diluted earnings per share of $1.26. Six month 2005 results include total revenues of $311.5 million, net income of $69.6 million and diluted earnings per share of $1.57.
    The second quarter 2005 results are not directly comparable to 2004 because of NASCAR NEXTEL Cup and Busch Series racing events at Bristol Motor Speedway held and reported in the second quarter 2005 that were held and reported in the first quarter 2004. Changes in race schedules at the Company's speedways from time to time lessen the comparability of operating results between quarterly financial statements of successive years. Quarterly operating results are impacted principally from: (i) variable revenues and costs directly related to held events and (ii) certain fixed costs that do not change when race dates change.

    Second Quarter Comparison

    The following increases in second quarter 2005 results are largely attributable to reporting NASCAR racing events at Bristol Motor
Speedway in the second quarter 2005 that were reported in the first quarter 2004. For the second quarter 2005 as compared to 2004:

    -- total revenues increased 31% or $51.3 million to $216.2 million;
    --  net income increased 39% or $15.6 million to $55.5 million;
        and
    --  diluted earnings per share increased 37% or $0.34 to $1.26.

    Year-to-Date Comparison

    For the six month 2005 period as compared to 2004:

    -- total revenues increased 9% or $24.5 million to $311.5 million;

    --  net income increased 8% or $4.9 million to $69.6 million; and

    --  diluted earnings per share increased 5% or $0.08 to $1.57.

    Stock Repurchase Program

    During the second quarter 2005, the Company repurchased 100,000 shares of common stock for approximately $3.5 million under its previously announced stock repurchase program authorizing the repurchase of up to 1.0 million shares.

    2005 Second Quarter Highlights

    Second quarter highlights include Bristol Motor Speedway again hosting sold-out capacity crowds at its NASCAR Food City 500 NEXTEL Cup Series racing event, and large crowds at the Sharpie Professional 250 Busch Series racing event despite being rescheduled to Monday because of poor weather. Texas Motor Speedway attracted sold-out attendance at its NASCAR Samsung/RadioShack 500 NEXTEL Cup Series, and large crowds at the O'Reilly 300 Busch Series, racing events. Also, strong promotional efforts increased corporate marketing revenues for Lowe's Motor Speedway's NASCAR NEXTEL All-Star Challenge, Coca-Cola 600 NEXTEL Cup and CARQUEST Auto Parts 300 NASCAR Busch Series racing events to record levels, and Infineon Raceway's Dodge/Save Mart 350 NASCAR NEXTEL Cup Series weekend racing attracted strong crowds. Other highlights include Texas Motor Speedway achieving record attendance at its Bombardier Learjet 500 IndyCar Series race, and its second highest attendance at the Chex 400 NASCAR Craftsman Truck Series race.

    2005 Earnings Guidance Reaffirmed

    The Company reiterated these second quarter 2005 earnings are consistent with its previous full year 2005 guidance of $2.15 to $2.25 per diluted share.

    Recent Developments - Atlanta Motor Speedway Tornado Damage

    On July 6, 2005, a tornado struck Atlanta Motor Speedway causing significant damage to its facilities. Although the Company continues to assess the extent of damages and has established preliminary restoration plans, associated losses, if any, are not expected to significantly exceed insurance coverage limits. Also, the Company believes restoration will progress sufficiently to allow AMS to conduct its NASCAR NEXTEL Cup Series and other races as scheduled in October 2005.
    "Our second quarter 2005 results, on a comparable event basis, show record revenues and net income, and we are particularly encouraged by the strong increases in sponsorship, luxury suite rentals, advertising and other corporate revenues," stated H.A. Wheeler, chief operating officer and president of Speedway Motorsports. "The corporate interest in SMI's premier facilities, geographic markets and the motorsports industry is clearly expanding. We were extremely proud to recently announce a multi-year event title and official sponsorship agreement with Bank of America, Lowe's Motor Speedway and other SMI speedways. These major long-term marketing alliances illustrate that advertisers and broadcasters are increasingly recognizing the long-term marketing opportunities that SMI and the motorsports industry provide."
    "So far in 2005, broadcast television and cable ratings for NASCAR NEXTEL Cup events are up 7% and 16%, respectively, over last year to new highs," stated O. Bruton Smith, chairman and chief executive officer of Speedway Motorsports. "Increasing enthusiasm and spectator interest in our sport successfully demonstrate precisely what sponsors, advertisers and promoters are looking for. The positive trend in TV ratings and marketing value increases bode well for the ongoing NASCAR broadcast rights negotiations. Our 2006 event and official sponsorships are trending well ahead of this year and corporate marketing interest and promotional spending appears to be broadening and gaining momentum. These trends, along with the strong interest continuing to develop in Texas Motor Speedway's new NASCAR triple header weekend in November 2005, bring us strong growth visibility for 2006."

    Speedway Motorsports is a leading marketer and promoter of motorsports entertainment in the United States. The Company owns and operates the following premier facilities: Atlanta Motor Speedway, Bristol Motor Speedway, Infineon Raceway, Las Vegas Motor Speedway, Lowe's Motor Speedway and Texas Motor Speedway. The Company provides souvenir merchandising services through its SMI Properties subsidiaries, and manufactures and distributes smaller-scale, modified racing cars through its 600 Racing subsidiary. The Company also owns Performance Racing Network which broadcasts syndicated motorsports programming to over 710 radio stations nationwide. For more information, visit the Company's website at www.gospeedway.com.

    This news release contains forward-looking statements, particularly statements with regard to the Company's future operations and financial results. There are many factors that affect future events and trends of the Company's business including, but not limited to, consumer and corporate spending sentiment, air travel, governmental regulations, military actions, national or local catastrophic events, the success of and weather surrounding NASCAR, IRL, NHRA and other racing events, our relationship with NASCAR and other sanctioning bodies, the success of expense reduction efforts, capital projects, expansion, petroleum and other commodity markets and associated profit margins, stock repurchases, financing needs, insurance, litigation, taxes and economic conditions. These factors and other factors, including those contained in Exhibit 99.1 to the Company's Annual Report on Form 10-K, involve certain risks and uncertainties that could cause actual results or events to differ materially from management's views and expectations. Inclusion of any information or statement in this news release does not necessarily imply that such information or statement is material. The Company does not undertake any obligation to release publicly revised or updated forward-looking information, and such information included in this news release is based on information currently available and may not be reliable after this date.

    Note: Speedway Motorsports will host a conference call and webcast today at 11:00 a.m. ET which are open to all participants. To participate in the conference call, you may dial 800-817-4887 for US and Canadian calls or 913-981-4913 for International calls. The reference number is 2468181. A webcast of the call can be accessed at the Company's Web site at www.gospeedway.com. To listen to a playback of the call, you may dial 888-203-1112 (U.S. or Canada) or 719-457-0820 (International) beginning after 12:00 noon (ET) August 3rd through midnight (ET) August 7th. The reference number is 2468181. Participating in the call will be H.A. Wheeler, Chief Operating Officer and President; William R. Brooks, Chief Financial Officer and Executive Vice President; Marcus G. Smith, Executive Vice President, National Sales and Marketing; and Marylaurel E. Wilks, Vice President, Communications and General Counsel.


Speedway Motorsports, Inc. and Subsidiaries
Selected Financial Data - Unaudited
For The Three and Six Months Ended June 30, 2005 and 2004
(In thousands except per share amounts)

                            Three Months Ended     Six Months Ended
                           --------------------- ---------------------
INCOME STATEMENT DATA      6/30/2005  6/30/2004  6/30/2005  6/30/2004
----------------------------------------------------------------------

REVENUES:
  Admissions                 $74,516    $53,965   $106,723   $102,804
  Event related revenue       62,960     51,588     90,838     83,679
  NASCAR broadcasting
   revenue                    66,468     46,855     91,678     77,319
  Other operating revenue     12,232     12,447     22,268     23,227
----------------------------------------------------------------------
    Total Revenues           216,176    164,855    311,507    287,029
----------------------------------------------------------------------
EXPENSES AND OTHER:
  Direct expense of events    36,275     28,452     51,361     47,849
  NASCAR purse and
   sanction fees              43,514     32,316     60,655     54,041
  Other direct operating
   expense                    10,717     10,469     19,327     20,544
  General and
   administrative             20,423     17,581     37,647     34,091
  Depreciation and
   amortization                9,304      8,753     18,572     17,777
  Interest expense, net        4,979      3,894     10,928      8,328
  Other expense (income),
   net                           104     (2,335)      (816)    (2,225)
----------------------------------------------------------------------
    Total Expenses and
     Other                   125,316     99,130    197,674    180,405
----------------------------------------------------------------------
Income Before Income Taxes    90,860     65,725    113,833    106,624
Income Tax Provision          35,344     25,857     44,281     42,012
----------------------------------------------------------------------
NET INCOME                   $55,516    $39,868    $69,552    $64,612
----------------------------------------------------------------------

BASIC EARNINGS PER SHARE       $1.26      $0.92      $1.58      $1.50
Weighted average shares
 outstanding                  43,942     43,165     43,929     43,082

DILUTED EARNINGS PER SHARE     $1.26      $0.92      $1.57      $1.49
Weighted average shares
 outstanding                  44,189     43,531     44,203     43,432

Major NASCAR-sanctioned
 Events Held During Period         8          6         12         11

Significant Race Schedule Changes:

-- Bristol Motor Speedway held one NASCAR NEXTEL Cup and one Busch Series racing event in the second quarter 2005 that were reported in the first quarter 2004

-- Atlanta Motor Speedway held one NASCAR Busch Series racing event in the first quarter 2005


BALANCE SHEET DATA         6/30/2005  12/31/2004
------------------------------------------------

Cash and cash equivalents   $238,463   $216,731
Total current assets         345,347    288,025
Property and equipment,
 net                         954,537    913,987
Goodwill and other
 intangible assets, net      157,806    157,917
Total assets               1,494,984  1,398,343

Deferred race event
 income, net                  86,840     99,589
Total current liabilities    172,247    142,887
Revolving credit facility
 borrowings                   50,000     50,000
Total long-term debt         430,228    427,149
Total liabilities            791,860    765,018
Total stockholders'
 equity                     $703,124   $633,325
------------------------------------------------

    CONTACT: Speedway Motorsports, Inc.
             Lauri Wilks, 704-455-3239
             Website: www.gospeedway.com